                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             Summit Properties Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

(Summit Properties Logo)

March 19, 2001

Fellow Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Summit Properties Inc. to be held on Tuesday, May 8, 2001 at 11:00 a.m. at the offices of the Company, 309 East Morehead Street, Suite 200, Charlotte, North Carolina. The business to be conducted at the meeting is set forth in the formal notice that follows. At the meeting, we will review Summit's operations, report on 2000 financial results and discuss Summit's plans for the future. Our directors and management team will be available to answer any questions you may have from the floor.

Your vote is important to us. We hope that you will take the time to complete, sign and return the enclosed proxy card in the return envelope provided. Summit relies upon its stockholders to promptly complete, sign and return the cards in order to minimize costs relating to proxy solicitation. If you attend the meeting, as we hope you do, you may continue to have your shares voted as instructed in the proxy or you may withdraw your proxy at the meeting and vote your shares in person from the floor.

Thank you for your continued support of and interest in Summit.

Sincerely,

/s/ William F. Paulsen
William F. Paulsen
Co-Chairman of the Board
and Chief Executive Officer

                             SUMMIT PROPERTIES INC.
                      309 EAST MOREHEAD STREET, SUITE 200
                        CHARLOTTE, NORTH CAROLINA 28202

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 8, 2001
                             ---------------------

     NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of Stockholders (the "Annual Meeting") of Summit Properties Inc. (the "Company") will be held on Tuesday, May 8, 2001 at 11:00 a.m. at the offices of the Company, 309 East Morehead Street, Suite 200, Charlotte, North Carolina, for the following purposes:

        1. To elect two directors of the Company to serve until the 2004 annual meeting of stockholders and until their respective successors are duly elected and qualified.

        2. To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

     Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.

     The Board of Directors has fixed the close of business on February 27, 2001 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only stockholders of record of the Company's common stock, par value $.01 per share, at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

     You are requested to fill in and sign the enclosed form of proxy, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy.

                                         By Order of the Board of Directors

                                         /s/ Michael G. Malone

                                         Michael G. Malone, Esq.
                                         Secretary

Charlotte, North Carolina
March 19, 2001

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                             SUMMIT PROPERTIES INC.
                      309 EAST MOREHEAD STREET, SUITE 200
                        CHARLOTTE, NORTH CAROLINA 28202

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

                    FOR 2001 ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 8, 2001

                                                                  March 19, 2001

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Summit Properties Inc. (the "Company") for use at the 2001 Annual Meeting of Stockholders of the Company to be held on Tuesday, May 8, 2001, and at any adjournments or postponements thereof (the "Annual Meeting"). At the Annual Meeting, stockholders will be asked to vote upon the election of two directors of the Company and to act upon any other matters properly brought before them.

     This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are first being sent to stockholders on or about March 19, 2001. The Board of Directors has fixed the close of business on February 27, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). Only stockholders of record of the Company's common stock, par value $.01 per share ("Common Stock"), at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 26,703,301 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held by them.

     The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Both abstentions and broker non-votes (as defined below) will be counted in determining the presence of a quorum. The affirmative vote of a plurality of votes cast at a meeting at which a quorum is present is sufficient for the election of directors. Abstentions and broker non-votes will be disregarded in determining the "votes cast" for purposes of electing directors. "Broker non-votes" are proxies from brokers or other nominees indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares which are the subject of the proxy on a particular matter with respect to which the broker or other nominee does not have discretionary voting power.

     STOCKHOLDERS OF THE COMPANY ARE REQUESTED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY RECEIVED PRIOR TO THE VOTE AT THE ANNUAL MEETING AND NOT REVOKED WILL BE VOTED AT THE ANNUAL MEETING AS DIRECTED ON THE PROXY. IF A PROPERLY EXECUTED PROXY IS SUBMITTED PRIOR TO SUCH TIME AND NO INSTRUCTIONS ARE GIVEN, THE PROXY WILL BE VOTED FOR THE ELECTION OF THE TWO NOMINEES FOR THE BOARD OF DIRECTORS OF THE COMPANY NAMED IN THIS PROXY STATEMENT. IT IS NOT ANTICIPATED THAT ANY MATTERS OTHER THAN THOSE SET FORTH IN THIS PROXY STATEMENT WILL BE PRESENTED AT THE ANNUAL MEETING. IF OTHER MATTERS ARE PRESENTED, PROXIES WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS.

     A stockholder of record may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above; by filing a duly executed proxy bearing a later date; or by appearing in person and voting by ballot at the Annual Meeting. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy.

     The Company's 2000 Annual Report, including financial statements for the fiscal year ended December 31, 2000, is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material. A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO THE INVESTOR RELATIONS DEPARTMENT OF THE COMPANY AT THE FOLLOWING ADDRESS: 309 EAST MOREHEAD STREET, SUITE 200, CHARLOTTE, NC 28202, ATTN: SUSAN WILSON.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Board of Directors of the Company currently consists of seven members. At the Annual Meeting, two Class I directors will be elected to serve until the 2004 annual meeting of stockholders and until their respective successors are duly elected and qualified. The Board of Directors has nominated James H. Hance, Jr. and Henry H. Fishkind (the "Nominees") for election as Class I directors at the Annual Meeting. The Board of Directors anticipates that each of the Nominees will serve, if elected, as a director. However, if any person nominated by the Board of Directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend. The Board of Directors will consider a nominee for election to the Board of Directors recommended by a stockholder of record if the stockholder submits the nomination in compliance with the requirements of the Company's Bylaws. See "Other Matters -- Stockholder Proposals" for a summary of these requirements.

RECOMMENDATION

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITS NOMINEES, JAMES H. HANCE, JR. AND HENRY H. FISHKIND.

INFORMATION REGARDING NOMINEES, OTHER DIRECTORS AND EXECUTIVE OFFICERS

     The following table and biographical descriptions set forth certain information with respect to the two Nominees for re-election as Class I directors at the Annual Meeting, the continuing directors whose terms expire at the annual meetings of stockholders in 2002 and 2003, and the executive officers of the Company who are not directors, based on information furnished to the Company by such directors and executive officers. There is no family relationship between any director or executive officer of the Company. Unless otherwise specified, the following information is as of December 31, 2000.

                                                                         NUMBER OF         PERCENT OF
                                                                         SHARES AND        ALL SHARES
                                                         DIRECTOR       COMMON UNITS       AND COMMON
NAME                                                      SINCE      BENEFICIALLY OWNED     UNITS(1)
----                                                     --------    ------------------    ----------
Class I Nominees for Election at 2001 Annual Meeting
(Term to Expire in 2004)
  James H. Hance, Jr. .................................    1994             24,994(2)            *
  Henry H. Fishkind....................................    1994             30,567(3)            *

                                                                         NUMBER OF         PERCENT OF
                                                                         SHARES AND        ALL SHARES
                                                         DIRECTOR       COMMON UNITS       AND COMMON
NAME                                                      SINCE      BENEFICIALLY OWNED     UNITS(1)
----                                                     --------    ------------------    ----------
Class II Continuing Directors
(Term to Expire in 2002)
  Nelson Schwab III....................................    1994             38,000(3)            *
  Steven R. LeBlanc....................................    1998            336,947(4)        1.09%
Class III Continuing Directors
(Term to Expire in 2003)
  William B. McGuire, Jr...............................    1994            983,301(5)        3.18%
  William F. Paulsen...................................    1994          1,086,478(6)        3.51%
  James M. Allwin......................................    1999             78,500(7)            *

---------------

  * Less than one percent.

(1) Assumes that all common units of limited partnership interest ("Common Units") of Summit Properties Partnership, L.P., a Delaware limited partnership and the Company's principal operating subsidiary (the "Operating Partnership"), held by the person are presented to the Operating Partnership for redemption and acquired by the Company for shares of Common Stock. The total number of shares of Common Stock and Common Units used in calculating this percentage assumes that all of the Common Units outstanding held by persons other than the Company are presented to the Operating Partnership for redemption and acquired by the Company for shares of Common Stock. The Common Units held by the Company are not included for purposes of this calculation. As of December 31, 2000, there were 26,431,086 shares of Common Stock outstanding and 4,383,575 Common Units outstanding held by persons other than the Company. Options to purchase shares of Common Stock that are exercisable within 60 days of December 31, 2000 are deemed outstanding for computing the ownership of each director as a percentage of the total number of shares and Common Units outstanding, but are not deemed outstanding for computing the percentage of any other person.

(2) The indicated ownership includes 1,000 shares of Common Stock held jointly by Mr. Hance and his spouse, and 18,000 shares of Common Stock subject to stock options exercisable within 60 days.

(3) The indicated ownership includes 18,000 shares of Common Stock subject to stock options exercisable within 60 days.

(4) The indicated ownership includes 165,000 shares of Common Stock subject to stock options exercisable within 60 days and 1,460 shares of restricted stock awarded under the Company's 1994 Stock Option and Incentive Plan, as amended and restated (the "1994 Stock Plan"), that vest in two equal annual installments beginning in January 2001.

(5) The indicated ownership includes 620,313 Common Units, 70,000 shares of Common Stock subject to stock options exercisable within 60 days, 2,061 shares of restricted stock awarded under the 1994 Stock Plan that vest in two equal annual installments beginning in January 2000, 782 shares of restricted stock awarded under the 1994 Stock Plan that vest in two equal annual installments beginning in January 2001, and 156,984 shares of Common Stock owned by certain related family trusts and 85,280 shares of Common Stock owned by a related family foundation, with respect to which 242,264 shares of Common Stock Mr. McGuire disclaims beneficial ownership.

(6) The indicated ownership includes 596,045 Common Units, 100,000 shares of Common Stock subject to stock options exercisable within 60 days, 4,122 shares of restricted stock awarded under the 1994 Stock Plan that vest in two equal annual installments beginning in January 2000, 1,564 shares of restricted stock awarded under the 1994 Stock Plan that vest in two equal annual installments beginning in January 2001, and 39,535 shares of Common Stock owned by Mr. Paulsen's spouse, 97,862 shares of Common Stock owned by certain related family trusts and 75,000 shares of common stock owned by a related family foundation, with respect to which 212,397 shares of Common Stock Mr. Paulsen disclaims beneficial ownership.

(7) The indicated ownership includes 5,000 shares of Common Stock subject to stock options exercisable within 60 days.

  NOMINEES FOR ELECTION AS DIRECTORS

     James H. Hance, Jr. Mr. Hance has been a director of the Company since 1994. Mr. Hance is Vice Chairman and Chief Financial Officer of Bank of America and a member of such corporation's Board of Directors. He is responsible for such corporation's Finance Group, comprising the finance, accounting and control functions, and for Treasury, including balance sheet management. He also is responsible for Principal Investing, the corporation's e-Commerce initiatives, Investor Relations, the Legal Department, Corporate Strategy and Management Services, which provides for such corporation's real estate needs. The global payment business, which provides depository and treasury services to customers worldwide, also reports to Mr. Hance. Mr. Hance, a certified public accountant, spent 17 years with the Price Waterhouse accounting firm (now PricewaterhouseCoopers) in Philadelphia and Charlotte. For six years, he was a partner in the Charlotte office and served as the audit partner responsible for the firm's relationship with NCNB Corporation (predecessor to NationsBank and Bank of America). From August 1985 until December 1986, he was Chairman and co-owner of Consolidated Coin Caterers Corp. in Charlotte. He joined NCNB Corporation in March 1987. Mr. Hance is a member of the Board of Directors of Caraustar Industries Inc., Family Dollar Stores Inc. and Lance Inc. He also is Chairman of the Board of Trustees of Charlotte Country Day School and immediate past Chairman of the Board of Trustees of Novant Health Services. He is a trustee of Washington University in St. Louis and is a member of Washington University's National Council for the John M. Olin School of Business. He is a member of the Board of Visitors of Duke University Fuqua School of Business and serves on the Board of Trustees of the North Carolina Blumenthal Performing Arts Center. In addition, he is a member of the Boards of The United Negro College Fund and The Foundation for the University of North Carolina at Charlotte, a member of the Society of International Business Fellows and a director of the ACE Capital RE Corporation. Mr. Hance is 56 years old.

     Henry H. Fishkind. Dr. Fishkind has been a director of the Company since 1994. He is the President of Fishkind & Associates, Inc., a private economic and financial consulting firm based in Orlando, Florida that he founded in 1987. Dr. Fishkind is a member of the Board of Directors of Engle Homes and served on the Florida Governor's Economic Advisory Board from 1979 to 1981. Dr. Fishkind is 51 years old.

  INCUMBENT DIRECTORS -- TERMS EXPIRING IN 2002

     Nelson Schwab III. Mr. Schwab has been a director of the Company since 1994. He has been a Managing Director of Carousel Capital, a merchant-banking firm based in Charlotte, North Carolina specializing in middle market acquisitions, since 1996. Mr. Schwab served as Chairman and Chief Executive Officer of Paramount Parks from 1992 to 1995. Mr. Schwab is a member of the Boards of Directors of First Union National Bank, Silver Dollar City, Inc., Griffin Corporation, Childrens First, Claremont Restaurant Group, Simpson Performance Products and Burlington Industries. Mr. Schwab previously served as the Chairman of the Carolinas Partnership and the Charlotte Chamber of Commerce. He is currently the Chairman of the Board of Trustees of the North Carolina Blumenthal Performing Arts Center. Mr. Schwab is 56 years old.

     Steven R. LeBlanc. Mr. LeBlanc is the President, Chief Operating Officer and a director of the Company. Mr. LeBlanc has been a director of the Company since 1998. Prior to joining the Company, Mr. LeBlanc served as President of Urban Growth Property Trust from 1997 to 1998 where he developed the company's strategic business plan, orchestrated the transition to REIT status and initiated over $200 million in acquisitions and developments. From 1992 to 1997, Mr. LeBlanc served in a number of senior management positions with the Security Capital Group where he implemented a fully-integrated, operating company strategy focused on long-term sustainable cash flow growth. While at these companies, he was responsible for the acquisition and development of 11,000 apartment homes and the purchase of land for an additional 10,000 apartment homes. From 1984 to 1992, Mr. LeBlanc was a partner with Lincoln Property Company where he was a member of the senior management team and was responsible for the management of 17,000 apartments, as well as the firm's acquisition and development activities throughout Texas and the Northeast. Mr. LeBlanc is a member of the Board of Directors of the National Multifamily Council and a member of the Urban Land Institute. He has served on the Boards of Directors of the Rio Grand School, the Santa Fe Pro-Musica and the Austin Apartment Association. Mr. LeBlanc has taught various real estate courses at Austin Community College in Austin, Texas. Mr. LeBlanc is 43 years old.

  INCUMBENT DIRECTORS -- TERMS EXPIRING IN 2003

     William B. McGuire, Jr. Mr. McGuire has served as Co-Chairman of the Board of Directors of the Company since December 1999 and as Chairman of the Board from 1994 to December 1999. Prior to the formation of the Company, Mr. McGuire served as a senior partner of the predecessor to the Company and as a general partner of each of the partnerships which transferred multifamily apartment communities to the Company when it was formed. Mr. McGuire founded the predecessor to the Company in 1972. Mr. McGuire also founded McGuire Properties, Inc., a real estate brokerage firm in 1972. Mr. McGuire acts as a consultant to Spectrum Properties Inc., a company engaged in office management development and leasing, and IQMAX, a newly organized venture capital company. He has been active in the following professional and community organizations: Residential, Multifamily and Urban Development Mixed Use Councils of the Urban Land Institute; Charlotte Advisory Board of NationsBank of North Carolina, N.A.; and The Charlotte City Club, serving on its Board of Governors as President. He was a trustee of the North Carolina Nature Conservancy; a founder and director of Habitat for Humanity of Charlotte; and the founder and President of The Neighborhood Medical Clinic. Mr. McGuire is 56 years old.

     William F. Paulsen. Mr. Paulsen is Co-Chairman of the Board of Directors and the Chief Executive Officer of the Company. He has held the position of Co-Chairman of the Board since December 1999 and the position of Chief Executive Officer since 1994. Mr. Paulsen has been a director of the Company since 1994. Prior to the formation of the Company, Mr. Paulsen was a senior partner and the Chief Executive Officer of the predecessor to the Company and a general partner of each of the partnerships which transferred multifamily apartment communities to the Company when it was formed. Mr. Paulsen joined the predecessor to the Company in 1981. He was selected as North Carolina Entrepreneur of the Year in 1991. In addition to his responsibilities with the Company, Mr. Paulsen is a full member and Residential Council member of the Urban Land Institute. Until December 2000, he also was a member of the Board of Directors of The Beach Company, a private real estate developer in Charleston, South Carolina. Mr. Paulsen is a member of the Board of Directors of Parker Athletics, a newly organized company engaged in the manufacture of custom athletic equipment, and a trustee of The Asheville School. He also served as a Vice President of the Charlotte Apartment Association. Mr. Paulsen is 54 years old.

     James M. Allwin. Mr. Allwin has been a director of the Company since 1999. Mr. Allwin is President of Aetos Capital, an independent investment management firm. Prior to January 1, 1999, he was head of the investment management business of Morgan Stanley Dean Witter, which included Morgan Stanley Asset

Management, Miller Anderson & Sherrerd and the firm's Private Equity Funds:
Capital Partners, Venture Capital and Real Estate. He was a member of the Morgan Stanley Dean Witter Management Committee. Mr. Allwin joined Morgan Stanley in 1976, and during the course of his career, he also worked in areas such as corporate finance, mergers and acquisitions and real estate. He is a graduate of Yale University, where he currently serves as a member of the Investment Committee, and a graduate of the Amos Tuck School of Business Administration at Dartmouth College, where he is a member of the Board of Overseers. He is a member of the Investment Advisory Committee of the Howard Hughes Medical Institute, the Chairman's Council of the Museum of Modern Art in New York and the Board of Directors of The National Mentoring Partnership. He is also Chairman of both the Board of Trustees of Greenwich Academy and the Board of Directors of Communities In Schools, Inc., the nation's largest non-profit stay-in-school program. Mr. Allwin is 48 years old.

  EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     Michael L. Schwarz. Mr. Schwarz has been an Executive Vice President and the Chief Financial Officer of the Company since 1994 and the Executive Vice President of Operations since 2000. Prior to joining the Company, Mr. Schwarz served as co-founder, Senior Vice President and Chief Financial Officer of Industrial Developments International, Inc. ("IDI"), a developer of industrial real estate. While at IDI, Mr. Schwarz was responsible for the company's capital markets activities, accounting operations, and information technology efforts. In this capacity, Mr. Schwarz arranged over $500 million in financing including IDI's initial capitalization. Mr. Schwarz is responsible for the Company's property operations, capital markets, accounting, information technology, and legal activities. In this capacity, Mr. Schwarz has arranged over $1 billion in financing, including public equity, perpetual preferred stock, public unsecured debt and mortgage financing. He is a certified public accountant. Mr. Schwarz served as the Chairman of the Board of The Study Hall of Emmaus House, a non-profit educational facility serving inner-city youths. Mr. Schwarz also sits on the Long Term Planning Committee of St. Patrick's School and the Boards of the MACS Education Foundation and The Beach Company, a private real estate developer in Charleston, South Carolina. Mr. Schwarz is 40 years old.

     Robert R. Kilroy. Mr. Kilroy has been the Executive Vice President of Development of the Company since March 2000. He is responsible for overseeing the Company's property development program. From 1993 until February 2000, Mr. Kilroy was employed as a Managing Director of Prudential Real Estate Investors, a professional real estate management company, where he oversaw residential private equity funds and, from 1998 to 2000, managed a Latin America real estate initiative. Mr. Kilroy was a director of Prudential Home Building Investment Advisers, L.P., a registered investment advisor, until February 2000. Mr. Kilroy is 47 years old.

     Randall M. Ell. Mr. Ell has been the Executive Vice President of Property Operations of the Company and President of Summit Management Company since June 2000. He is responsible for all property management operations of the Company's communities, comprising over 22,000 apartment homes. From 1992 until June 2000, Mr. Ell was a Regional Vice President of the Company. Prior to joining the Company in 1992, Mr. Ell was employed by R&B Apartment Management, located in Northern Virginia, in the capacity of Regional Vice President. Mr. Ell currently serves on the Board of Directors of the National Apartment Association. Mr. Ell is 43 years old.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     Board of Directors. The Company is managed by a seven member Board of Directors, a majority of whom currently are independent of the Company's management. The Company's Board of Directors is divided into three classes, and the members of each class serve for staggered three year terms. The Board is composed of two Class I directors (Messrs. Hance and Fishkind), two Class II directors (Messrs. Schwab and LeBlanc), and three Class III directors (Messrs. McGuire, Paulsen and Allwin). The Class I directors are up for election at the Annual Meeting. The terms of the Class II and III directors will expire upon the election and qualification of directors at the annual meetings of stockholders in 2002 and 2003, respectively. At each annual meeting of stockholders, directors will be re-elected or elected for a full term of three years to succeed those directors whose terms are expiring. The Board of Directors met four times during 2000.

     Audit Committee. The Board of Directors has established an Audit Committee currently consisting of James M. Allwin, Henry H. Fishkind, James H. Hance, Jr. and Nelson Schwab III. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the scope and results of the audit engagement, reviews non-audit professional services provided by the independent public accountants as appropriate, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees, and reviews the adequacy of the Company's internal accounting controls. The Board of Directors has adopted an Audit Committee Charter, a copy of which is attached to this Proxy Statement as Appendix A. The Board of Directors has determined that each member of the Audit Committee is "independent" under the rules of the New York Stock Exchange. The Audit Committee met five times during 2000.

     Compensation Committee. The Board of Directors has established a Compensation Committee to determine compensation for the Company's executive officers. The members of the Compensation Committee are James M. Allwin, Henry
H. Fishkind, James H. Hance, Jr. and Nelson Schwab III. The Compensation Committee exercises all powers of the Board of Directors in connection with compensation matters, including incentive compensation and benefit plans. The Compensation Committee also has authority to grant awards under the 1994 Stock Plan to the employee directors, management and other employees of the Company and its subsidiaries. The Compensation Committee met twice during 2000.

     The Board of Directors does not have a standing nominating committee. The full Board of Directors performs the function of such a committee.

     During 2000, each of the directors, with the exception of Mr. Hance, attended at least 75% of the total number of meetings of the Board of Directors and of the committees of the Board on which such director served. Mr. Hance attended two of the four meetings of the Board of Directors, all of the meetings of the Audit Committee and one of the two meetings of the Compensation Committee.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR COMPENSATION

     Directors of the Company who are also employees receive no additional compensation for their services as directors. Non-employee directors of the Company (the "Independent Directors") received an annual director's fee of $12,000 in 2000. Each Independent Director also receives $1,000 for each regular meeting of the Board of Directors attended, $1,000 for each special meeting of the Board of Directors attended, $250 for each committee meeting attended if held concurrently with a regular or special meeting of the Board of Directors and $500 for each committee meeting attended if not held concurrently with a regular or special meeting of the Board of Directors. Under the 1994 Stock Plan, following each annual meeting of stockholders, each Independent Director receives a non-qualified stock option to purchase 2,000 shares of Common Stock at a price equal to the market price of the Common Stock on the date of grant. Each Independent Director also received a non-qualified stock option to purchase an additional 3,000 shares of Common Stock on May 16, 2000 at a price equal to the market price of the Common Stock on the date of grant. See "Certain Relationships and Related Transactions -- Certain Business Relationships and Transactions with Management" for additional information.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth the cash and non-cash compensation awarded to the Chief Executive Officer and the four other most highly compensated executive officers of the Company who were serving as executive officers at the end of 2000, each of whose compensation exceeded $100,000 during the fiscal year ended December 31, 2000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                        COMPENSATION AWARDS
                                                               -------------------------------------
                                                ANNUAL                                    LONG-TERM
                                             COMPENSATION      RESTRICTED   SECURITIES    INCENTIVE
                                           -----------------     STOCK      UNDERLYING      PLAN        ALL OTHER
                                           SALARY     BONUS      AWARDS      OPTIONS      ("LTIP")     COMPENSATION
NAME AND PRINCIPAL POSITION         YEAR   ($)(1)      ($)        ($)          (#)       PAYOUTS($)       ($)(2)
---------------------------         ----   -------   -------   ----------   ----------   -----------   ------------
William F. Paulsen................  2000   315,000   219,770          0            0         --           3,591
  Chief Executive Officer           1999   300,000   150,000     30,009(3)   150,000         --           3,840
                                    1998   252,370   126,185     68,013(3)         0         --           5,000
Steven R. LeBlanc(4)..............  2000   294,000   205,119          0            0         --           3,831
  President and                     1999   280,000   140,000     28,014(5)   150,000         --           3,840
  Chief Operating Officer           1998   113,462    96,250          0      175,000         --               0
Michael L. Schwarz................  2000   236,000   182,683          0            0         --           3,831
  Executive Vice President of       1999   225,000   157,500          0      120,000         --           3,840
  Operations and                    1998   178,725   138,959          0            0         --           5,000
  Chief Financial Officer
Robert R. Kilroy(6)...............  2000   157,832   139,537          0      125,000         --               0
  Executive Vice President of
  Development
Randall M. Ell(7).................  2000   180,726    70,397          0       96,000         --           4,710
  Executive Vice President of
  Property Operations and
  President of Summit Management
  Company

---------------

(1) Includes amounts deferred under the Company's 401(k) plan. Under the plan, employees generally are permitted to invest up to 17% of their salary on a pre-tax basis, subject to a statutory maximum.

(2) Amounts represent matching contributions made by the Company to the Named Executive Officer's account under the Company's 401(k) plan.

(3) Pursuant to a Company policy which requires any cash bonus earned in excess of 50% of base salary to be paid in the form of Common Stock, Mr. Paulsen received (a) an award of 1,564 shares of restricted stock on January 20, 2000 under the 1994 Stock Plan that vests in two equal annual installments beginning in January 2001 (the value of vested and unvested shares of such restricted stock as of December 31, 2000 was $40,664), and (b) an award of 4,122 shares of restricted stock on January 13, 1999 under the 1994 Stock Plan that vests in two equal annual installments beginning in January 2000 (the value of vested and unvested shares of such restricted stock as of December 31, 2000 was $107,172). Dividends are paid on all such shares of restricted stock.

(4) Mr. LeBlanc began employment with the Company on July 1, 1998.

(5) Pursuant to a Company policy which requires any cash bonus earned in excess of 50% of base salary to be paid in the form of Common Stock, Mr. LeBlanc received an award of 1,460 shares of restricted stock on January 20, 2000 under the 1994 Stock Plan that vests in two equal annual installments beginning in January 2001 (the value of vested and unvested shares of such restricted stock as of December 31, 2000 was $37,960). Dividends are paid on all such shares of restricted stock.

(6) Mr. Kilroy began employment with the Company on March 1, 2000.

(7) Mr. Ell was promoted to an executive officer position with the Company on June 1, 2000.

     Option Grants in Fiscal Year 2000. The following table sets forth the options granted with respect to the fiscal year ended December 31, 2000 to the Company's Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS
                        -------------------------------------------------------     POTENTIAL REALIZABLE
                                       PERCENT OF                                     VALUE AT ASSUMED
                        NUMBER OF        TOTAL                                     ANNUAL RATES OF STOCK
                        SECURITIES      OPTIONS                                      PRICE APPRECIATION
                        UNDERLYING     GRANTED TO     EXERCISE OR                    FOR OPTION TERM(1)
                         OPTIONS      EMPLOYEES IN    BASE PRICE     EXPIRATION    ----------------------
NAME                     GRANTED      FISCAL YEAR       ($/SH)          DATE        5% ($)       10% ($)
----                    ----------    ------------    -----------    ----------    ---------    ---------
Robert R. Kilroy......  125,000(2)       56.56%         18.8125        3/1/10      1,478,885    3,747,785
Randall M. Ell........   96,000(3)       43.44%         21.3750        6/1/10      1,290,492    3,270,360

---------------
(1) The options will only have value if they are exercised, and that value will depend entirely on the share price on the exercise date. Potential realizable values are based on assumed compound annual appreciation rates specified by the Securities and Exchange Commission (the "SEC"). These increases in value are based on speculative assumptions and are not intended to forecast possible future appreciation, if any, of the Company's stock price.

(2) These options, of which 26,575 are incentive stock options and 98,425 are non-qualified stock options, vest in five equal annual installments beginning on March 1, 2000, the date of grant of such options.

(3) These options, of which 23,390 are incentive stock options and 72,610 are non-qualified stock options, vest in five equal annual installments beginning on June 1, 2000, the date of grant of such options.

     Option Exercises and Year-End Holdings. The following table sets forth the aggregated number of options to purchase shares of Common Stock exercised in 2000 and the value of options to purchase shares of Common Stock held on December 31, 2000 by the Company's Named Executive Officers.

              AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2000 AND
                       FISCAL YEAR-END 2000 OPTION VALUES

                                                                                              VALUE OF
                                                                NUMBER OF SECURITIES         UNEXERCISED
                                                               UNDERLYING UNEXERCISED       IN-THE-MONEY
                                                                 OPTIONS AT FISCAL        OPTIONS AT FISCAL
                                                                    YEAR-END (#)           YEAR-END ($)(1)
                         SHARES ACQUIRED ON       VALUE             EXERCISABLE/            EXERCISABLE/
NAME                        EXERCISE (#)       REALIZED ($)        UNEXERCISABLE            UNEXERCISABLE
----                     ------------------    ------------    ----------------------    -------------------
William F. Paulsen.....             0                  0           100,000/90,000            801,250/781,875
Steven R. LeBlanc......             0                  0          165,000/160,000        1,243,125/1,263,125
Michael L. Schwarz.....        27,000            121,638            78,000/72,000            683,250/625,500
Robert R. Kilroy.......             0                  0           25,000/100,000            179,688/718,750
Randall M. Ell.........             0                  0            35,363/81,600            200,080/400,800

---------------
(1) Based on a closing price of $26.00 per share of Common Stock on December 29, 2000, the last 2000 trading day for the Company's Common Stock.

EMPLOYMENT AND NONCOMPETITION AGREEMENTS

     The Company has entered into employment agreements (the "Employment Agreements") with the Named Executive Officers. The respective Employment Agreements with Messrs. Paulsen and Ell continue until either party gives advance notice to the other terminating the employment relationship, which notice may be given for any or no reason. The Employment Agreement with Mr. LeBlanc had an original term which would have expired on July 1, 2001; however, on December 11, 2000, the Company and Mr. LeBlanc entered into a new Employment Agreement with a term which expires on July 1, 2004, with such Employment Agreement automatically extending thereafter for consecutive one-year terms unless otherwise terminated pursuant to the provisions thereof. The Employment Agreement with Mr. Schwarz had an original term through February 16, 1996 and, thereafter, automatically continues until otherwise terminated pursuant to the provisions thereof. The Employment Agreement with Mr. Kilroy had an original term through March 1, 2001 and, thereafter, automatically extends for consecutive one-year terms unless otherwise terminated pursuant to the provisions thereof.

     Each Employment Agreement provides that the executive officer's base salary will be reviewed on an annual basis and may be increased or decreased, subject to the limitation that (i) the base salary of Mr. Paulsen may not be decreased below $300,000, (ii) the base salary of Mr. LeBlanc may not be decreased below $410,000 and (iii) the base salary of Mr. Kilroy may not be decreased below $200,000. The Employment Agreements also provide that the executive officers will be paid such other amounts as the Compensation Committee, in its discretion, determines to award.

     The Employment Agreements with Messrs. LeBlanc and Kilroy also provide for certain severance benefits. If the employment of Mr. LeBlanc is terminated by either the Company without "cause" or by Mr. LeBlanc for "cause" (each as defined in his Employment Agreement) during the original term or any extended term of his Employment Agreement, Mr. LeBlanc will be entitled to receive his base salary, as in effect on the date of termination, for the period ending on the later of July 1, 2004 or the first anniversary of the date of termination. Under such circumstances, Mr. LeBlanc also will be entitled to receive an amount equal to the bonus paid to him in the calendar year immediately preceding such termination of his employment with the Company. Upon the termination of the employment of Mr. LeBlanc by reason of death or disability, his estate or he, as the case may be, will be entitled to receive payments equal to (i) his base salary, as in effect on the date of termination, through the period ending on the later of July 1, 2004 or the first anniversary of the date of termination, plus (ii) the bonus paid to him in the calendar year immediately preceding such termination, except that in the case of termination by reason of disability the amount of such payments shall be offset by the proceeds of any disability plan awards provided by the Company.

     If the employment of Mr. Kilroy is terminated by the Company without "cause" or by Mr. Kilroy for "cause" (each as defined in his Employment Agreement) during the original term or any extended term of his Employment Agreement, Mr. Kilroy will be entitled to receive his base salary, as in effect on the date of termination, for a one-year period. Upon the termination of the employment of Mr. Kilroy by reason of death or disability, his estate or he, as the case may be, will be entitled to receive payments equal to (i) his base salary, as in effect on the date of termination, for a one-year period, plus
(ii) the bonus paid to him in the calendar year immediately preceding such termination, except that in the case of termination by reason of disability the amount of such payments shall be offset by the proceeds of any disability plan awards provided by the Company.

     The Employment Agreements with Messrs. LeBlanc and Kilroy provide that if their employment is terminated by the Company for "cause" or if they voluntarily terminate their employment other than for "cause" (each as defined in their respective Employment Agreements), no severance amount will be payable. The Employment Agreements with Messrs. Paulsen, Schwarz and Ell do not provide for any severance amounts to be payable upon the termination of their employment with the Company. All of the Named Executive Officers also have severance agreements with the Company that entitle them to severance benefits in certain circumstances as described below.

     Each of the Named Executive Officers also entered into a noncompetition agreement with the Company (collectively, the "Noncompetition Agreements"). Subject to certain limited exceptions, the Noncompetition Agreements prohibit all of the executive officers from engaging in any businesses prior to their termination of employment, other than those of the Company, without the prior written consent of the President of the Company. The Noncompetition Agreements also prohibit the executive officers for a two-year period following the termination of their employment with the Company, from hiring certain key employees of the Company or participating in any efforts to persuade such employees to leave the Company and for a one-year period following the termination of their employment with the Company, from engaging in any manner, directly or indirectly, in any business which engages or attempts to engage in the acquisition, development, construction, operation, management or leasing of any of the Company's then existing communities or development or acquisition opportunities. Under the Noncompetition Agreements, such executive officers are prohibited from disclosing trade secrets and, for prescribed periods, other confidential information of the Company.

SEVERANCE AGREEMENTS

     The Company entered into severance agreements (the "Severance Agreements") with (a) each of Messrs. Paulsen and Schwarz on April 2, 1997, (b) Mr. LeBlanc on July 1, 1998, (c) Mr. Kilroy on March 1, 2000, and (d) Mr. Ell on June 1, 2000. The Severance Agreements provide for the payment of severance benefits equal to three times such executive officer's annual base salary and cash bonus in the event of the termination of such executive officer's employment under certain circumstances following a "change in control" or a "combination transaction" involving a consolidation or merger. The benefits payable under the terms of the Severance Agreements are subject to reduction by the amount of any severance benefits payable under applicable Employment Agreements.

STOCK PERFORMANCE GRAPH

     The following graph provides a comparison, from December 31, 1995 through December 31, 2000, of the cumulative total stockholder return (assuming reinvestment of any dividends) among the Company, the Standard & Poor's 500 Index (the "S&P 500 Index") and the National Association of Real Estate Investment Trusts, Inc. All Equity REIT Index (the "NAREIT Index"), an industry index of 157 real estate investment trusts ("REITs") (including the Company) as of March 1, 2001. The NAREIT Index includes REITs with 75% or more of their gross invested book value of assets invested directly or indirectly in the equity ownership of real estate. Upon written request, the Company will provide any stockholder with a list of the REITs included in the NAREIT Index. The historical information set forth below is not necessarily indicative of future performance. Data for the NAREIT Index and the S&P 500 Index were provided to the Company by SNL Securities L.C.

                            TOTAL RETURN PERFORMANCE

------------------------------------------------------------------------------------------------------
                                     12/31/95    12/31/96   12/31/97   12/31/98   12/31/99   12/31/00
------------------------------------------------------------------------------------------------------
  Summit Properties Inc.              100.00      120.32     123.79     109.66     124.50     196.70
------------------------------------------------------------------------------------------------------
  S&P 500 Index                       100.00      122.86     163.86     210.64     254.97     231.74
------------------------------------------------------------------------------------------------------
  NAREIT All Equity REIT Index        100.00      135.27     162.67     134.20     128.00     161.76
------------------------------------------------------------------------------------------------------

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     Responsibilities of the Company's Compensation Committee. The Company's Executive Compensation Program is administered under the direction of the Compensation Committee of the Board of Directors of the Company, which is composed of the Company's Independent Directors. The specific responsibilities of the Compensation Committee are to:

          1. Administer the Company's Executive Compensation Program.

          2. Review and approve compensation awarded to the Company's executive officers pursuant to the Executive Compensation Program.

          3. Monitor the performance of the Company in comparison to performance by executive officers in conjunction with executive officer compensation.

          4. Monitor compensation awarded to executive officers of the Company in comparison to compensation received by executive officers of the Company's Comparative Compensation Peer Group (as defined below).

     Compensation determinations pursuant to the Executive Compensation Program are generally made at or shortly before the end of the fiscal year. At this time, incentive cash bonuses are calculated pursuant to the funds from operations ("FFO") growth criteria which was contained in the respective Summit Properties Inc. Incentive Compensation Plan approved by the Compensation Committee prior to the fiscal year. Payment of a cash bonus is subject to audited confirmation of Company financial performance, which occurs immediately after the end of the fiscal year. Also at or shortly before the end of the fiscal year, base salaries and grants of long-term equity based compensation under the 1994 Stock Plan are set for the following fiscal year.

     In fulfilling its responsibilities, the Compensation Committee takes into account recommendations from management, as well as the factors enumerated herein for specific elements of compensation. The Compensation Committee periodically reviews comparative compensation data, which includes data on the Company's Comparative Compensation Peer Group, as well as data from other companies with attributes comparable to the Company.

     The Philosophy of the Compensation Committee. The philosophy of the Compensation Committee as reflected in the specific compensation plans included in the Executive Compensation Program is to:

          1. Attract, retain and reward experienced, highly motivated executive officers that are capable of effectively leading and continuing the growth of the Company.

          2. Place emphasis on short-term and long-term incentive compensation, which is dependent upon both Company and individual performance, rather than base salary.

          3. Reward and encourage executive officer activity that results in enhanced value for stockholders.

          4. Link both short-term and long-term incentive compensation as much as possible to the achievement of specific individual and Company goals.

     Elements of Compensation. It is the belief of the Compensation Committee that the above philosophy can best be implemented through three separate components of executive compensation with each component designed to reward different performance goals, yet with all three components working together to satisfy the ultimate goal of enhancing stockholder value. The three elements of executive compensation are:

          1. Salary, which compensates the executive for performing the basic job description through the performance of routine designated tasks.

          2. Cash bonus, which rewards the executive for Company growth, and in some cases, outstanding performance of routine designated tasks during the fiscal year.

          3. Stock options and/or stock grants, which provide long-term rewards to the executive in a manner directly related to the enhancement of stockholder value through an appreciated stock price.

     In administering each element of compensation, the Compensation Committee considers the integration of that element not only with the other two elements of compensation, but also with additional benefits available to the executive such as the 1996 Non-Qualified Employee Stock Purchase Plan, the Company's Employee Loan Program (see "Certain Relationships and Related
Transactions -- Loans to Officers and Employees"), Company provided insurance benefits, and Company sponsored retirement savings plans.

     Base Salary. Base salaries for executive officers are set based on the following factors:

          1. Comparison to executive officer base salaries for the Comparative Compensation Peer Group to the extent such data is available.

          2.  Individual performance of the routine designated tasks assigned.

          3.  Overall experience of the executive officer.

          4.  Historical relationship with the Company.

     As a result of the philosophy of focusing the compensation of the Company's executive officers on performance-based rewards, the Compensation Committee believes that the 2000 base salaries of the executive officers were below market in comparison to the Comparative Compensation Peer Group.

     Base salary increases for executive officers are considered annually by the Compensation Committee. The granting of salary increases is dependent upon:

          1.  The executive's performance in the following areas:

             a.  Accomplishing the routine designated tasks of the position.

             b.  Promoting Company values.

             c.  Development and training of subordinate Company employees.

             d.  Leadership abilities and team member abilities.

             e. The satisfaction of the executive officer's respective internal or external customers.

          2.  Increased or revised job responsibilities.

          3.  Comparison to the Comparative Compensation Peer Group.

     Based upon the above criteria, Messrs. Paulsen, LeBlanc and Schwarz were each awarded an increase in their 2000 base salary (as set forth in the above Summary Compensation Table).

     Cash Bonuses. The Company's 2000 Incentive Compensation Plan rewards Company executives with annual cash bonuses based on favorable performance by both the Company and the individual executive. This plan was formulated to foster team performance among the executive officers in accomplishing goals for growth in FFO per share of Common Stock ("per share FFO") while at the same time aligning executive annual cash incentive goals with stockholder goals through the translation of per share FFO growth into an appreciated share price. For 2000, 100% of Mr. Paulsen's, Mr. LeBlanc's and Mr. Kilroy's cash bonuses were dependent upon growth in per share FFO over the previous fiscal year. Mr. Schwarz's cash bonus was dependent in large part on per share FFO growth over the prior fiscal year and a minority portion of his cash bonus was dependent upon commendable performance of specially assigned tasks and outstanding performance of routine duties. The majority of Mr. Ell's cash bonus for 2000 was dependent on the attainment of certain stabilized property operating income goals compared to certain other multifamily REITs which the Compensation Committee considers to be in the Company's peer group. The remainder of Mr. Ell's cash bonus was dependent upon commendable performance of specially assigned tasks and outstanding performance of routine duties.

     The 2000 Incentive Compensation Plan was approved by the Compensation Committee in December 1999, thereby establishing the specific per share FFO growth criteria and requisite financial returns on development communities upon which executive officers' cash bonuses were dependent. For fiscal year 2000, the threshold per share FFO growth criteria was achieved. As a result, Messrs. Paulsen, LeBlanc and Kilroy each received a cash bonus. Mr. Schwarz also received a cash bonus, which was based on growth in per share FFO, as well as the commendable performance of specially assigned tasks and outstanding fulfillment of routine duties. In fiscal year 2000, the required operating income growth goals (compared to certain other multifamily REITs which the Compensation Committee considers to be in the Company's peer group) for stabilized properties was achieved during certain periods and, therefore, Mr. Ell received that portion of his cash bonus dependent upon such goals. Moreover, Mr. Ell received that portion of his cash bonus dependent upon commendable performance of specially assigned tasks and outstanding performance of routine duties.

     Stock Options and Stock Grants. The Compensation Committee believes that awards of stock options or stock grants provide long-term incentive compensation to executive officers that is aligned most directly with the achievement of enhanced value for stockholders through an appreciating stock price. As such, the Compensation Committee believes that awards of stock options or stock grants should be made to executive officers in meaningful amounts on a regular basis, but not necessarily annually.

     The number of stock options or stock grants awarded to an executive officer is based on the following criteria:

          1.  Overall responsibility of the executive officer.

          2.  Overall ability to contribute to an increase in FFO per share.

          3.  Level of base salary component of compensation.

     The Compensation Committee considers the awards of stock options or restricted stock grants on a current basis only. The existing stockholdings of an individual executive are not taken into consideration when awarding stock options or restricted stock grants. When granting awards, the Compensation Committee intends to utilize restricted stock and/or stock option grants subject to a three to five year vesting period, other than in instances where stock is granted in lieu of cash compensation, in which case the Compensation Committee may award unrestricted stock which is not subject to vesting.

     In 2000, the Company did not award any stock options or grant any restricted stock to Messrs. Paulsen, LeBlanc and Schwarz. In conjunction with the initial employment of Mr. Kilroy, the Company granted him options to purchase 125,000 shares of Common Stock, which options vest in five equal annual installments beginning on March 1, 2000, the date of grant. Upon Mr. Ell's promotion to the position of Executive Vice President of Property Operations and President of Summit Management Company, the Company granted Mr. Ell stock options to purchase 96,000 shares of Common Stock, which options vest in five equal annual installments beginning on June 1, 2000, the date of grant. All executives received all of their 2000 cash bonuses in cash, as the Company's policy to issue stock in lieu of that portion of cash bonus in excess of 50% of base salary was waived in part to facilitate the payment of taxes incurred by certain of these executives due to the vesting of certain restricted stock grants, thereby enhancing their ability to retain ownership of a larger portion of such stock grants.

     Definition of Funds from Operations (FFO). As noted above, certain elements of executive compensation are based on achieving specific goals in per share FFO growth. The White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts in March 1995 defines Funds from Operations as net income (loss) (computed in accordance with generally accepted accounting principles ("GAAP")), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The Company believes Funds from Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the ability of the Company to incur and service debt and make capital expenditures. The Company computes Funds from Operations in accordance with the standards established by the White Paper, which may differ from the methodology for calculating Funds from Operations utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Funds from Operations does not represent amounts available for management's discretionary use because of needed capital expenditures or expansion, debt service obligations, property acquisitions, development, dividends and distributions or other commitments and uncertainties. Funds from Operations should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make dividends/distributions.

     Compensation of the Chief Executive Officer. Mr. Paulsen's total compensation for fiscal year 2000 consisted of base salary and a potential cash bonus. Based on per share FFO growth performance for fiscal year 2000, Mr. Paulsen received a cash bonus of $219,770. The Compensation Committee believes that Mr. Paulsen's 2000 base salary and potential maximum cash bonus based on per share FFO growth of the Company, are each respectively and when combined, conservative in comparison to the Comparative Compensation Peer Group.

     Comparative Compensation Peer Group. The Compensation Committee compares both the individual components and the total compensation of executive officers to compensation practices in the comparative market by periodically reviewing data on the Comparative Compensation Peer Group provided by management or outside consultants. The Comparative Compensation Peer Group is primarily a sampling of REITs with similar characteristics to the Company, as well as some similar sized companies from other industries. Utilization of this comparative data provides assurance to both executive officers and the Company's stockholders that executive officers are being compensated adequately yet reasonably in the context of the overall market. While comparative market data is valuable in providing assurance of reasonable compensation for executive officers, as a result of its emphasis on performance-based compensation, the Compensation Committee believes that base salaries for executive officers in 2000 were below the Comparative Compensation Peer Group.

     A portion of the REITs that comprise the Comparative Compensation Peer Group as defined above are also included in the NAREIT Index that is the basis for the Stock Performance Graph contained elsewhere in this Proxy Statement; however, not all of those REITs are included in the Comparative Compensation Peer Group. The Compensation Committee believes that the equity REITs that comprise the Comparative Compensation Peer Group are the most direct comparisons for the Company and its Executive Compensation Program.

     Deduction Limit of $1 Million Pursuant to Section 162(m). The SEC requires that this report comment upon the Company's policy with respect to Section 162(m) of the Internal Revenue Code which limits the deductibility on the Company's tax return of compensation over $1 million to any of the Named Executive Officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance related, non-discretionary and has been approved by the Company's stockholders. The Compensation Committee's policy with respect to Section 162(m) is to make every reasonable effort to insure that compensation is deductible to the extent permitted, while simultaneously providing Company executives with appropriate awards for their performance. The Company did not pay any compensation during 2000 that would be subject to Section 162(m).

SUBMITTED BY THE COMPENSATION COMMITTEE:

     James M. Allwin
     Henry H. Fishkind
     James H. Hance, Jr.
     Nelson Schwab III

     THE FOREGOING REPORT SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee currently consists of Messrs. Allwin, Fishkind, Hance and Schwab. None of these individuals has served as an officer of the Company. Messrs. Hance and Schwab serve as officers and directors of lending institutions that have provided financing and related services to the Company. Mr. Hance is Vice Chairman and Chief Financial Officer of Bank of America and Mr. Schwab is a member of the Board of Directors of First Union National Bank ("First Union"). Bank of America and First Union have provided the Company with credit enhancements on certain of the Company's apartment communities financed with tax-exempt bonds and are both members of a group of banks that provide the Company's $225 million unsecured credit facility.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, and persons who are beneficial owners of more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company by the executive officers, directors and greater than 10% beneficial owners, all
Section 16(a) filing requirements were satisfied during 2000, except that Mr. Ell inadvertently filed a Form 3 late and Mr. Schwarz inadvertently filed a Form 4 late.

                   AUDIT COMMITTEE REPORT AND RELATED MATTERS

REPORT OF THE AUDIT COMMITTEE

     The undersigned members of the Audit Committee of the Board of Directors submit the following report:

          1. The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the fiscal year ended December 31, 2000.

          2. The Audit Committee has discussed with the Company's independent auditors the matters which are required to be discussed with them under the provisions of Statement on Auditing Standards No. 61.

          3. The Audit Committee has received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 and has discussed with the Company's independent auditors, their independence.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE:

     James M. Allwin
     Henry H. Fishkind
     James H. Hance, Jr.
     Nelson Schwab III

     THE FOREGOING REPORT SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

AUDIT FEES

     Aggregate fees for the fiscal year 2000 audit and the reviews of financial statements included in the Company's Forms 10-Q for fiscal year 2000 were $144,500.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     Deloitte & Touche LLP did not render any services related to financial information systems design and implementation for the fiscal year ended December 31, 2000.

ALL OTHER FEES

     Aggregate fees for all other services rendered by Deloitte & Touche LLP for the fiscal year ended December 31, 2000 were $868,396. The Audit Committee has considered whether the provision of these non-audit services is compatible with maintaining the auditors' independence.

                     PRINCIPAL AND MANAGEMENT STOCKHOLDERS

     The following table sets forth the beneficial ownership of Common Stock for
(i) the directors and the Named Executive Officers, (ii) the directors (including Independent Directors) and such executive officers of the Company as a group, and (iii) each other person who is a stockholder of the Company holding more than a 5% beneficial interest in the Company. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting and investment power. The number of shares listed represents the number of shares of Common Stock that the person holds plus the number of shares for which Common Units held by the person are redeemable (if the Company elects to issue Common Stock rather than pay cash upon such redemption). The extent to which the persons hold shares of Common Stock as opposed to Common Units is set forth in the footnotes.

                                                           NUMBER OF SHARES                      PERCENT OF
                                                              AND COMMON                         ALL SHARES
NAME AND BUSINESS ADDRESS                                 UNITS BENEFICIALLY     PERCENT OF      AND COMMON
OF BENEFICIAL OWNERS*                                          OWNED(1)        ALL SHARES(2)      UNITS(3)
-------------------------                                 ------------------   --------------   -------------
DIRECTORS AND EXECUTIVE OFFICERS
William B. McGuire, Jr.(4)..............................        983,301             3.63%          3.18%
William F. Paulsen(5)...................................      1,086,478             4.01%          3.51%
Steven R. LeBlanc(6)....................................        336,947             1.27%          1.09%
Michael L. Schwarz(7)...................................        178,695               **             **
Robert R. Kilroy(8).....................................         96,285               **             **
Randall M. Ell(9).......................................         86,913               **             **
James M. Allwin(10).....................................         78,500               **             **
Henry H. Fishkind(11)...................................         30,567               **             **
James H. Hance, Jr.(12).................................         24,994               **             **
Nelson Schwab III(11)...................................         38,000               **             **
All Directors and Executive Officers as a Group (10
  persons)(13)..........................................      2,940,680            10.43%          9.37%
5% HOLDER
Morgan Stanley Dean Witter & Co.(14)....................      1,907,299             7.22%          6.19%

---------------
   * Unless otherwise indicated, the address is: c/o Summit Properties Inc., 309 East Morehead Street, Suite 200, Charlotte, NC 28202.

  ** Less than one percent.

 (1) The information in the above chart was provided by the stockholders listed and reflects their beneficial ownership known by the Company as of December 31, 2000. There were 26,431,086 shares of Common Stock outstanding as of such date.

 (2) Assumes that all Common Units held by the person are presented to the Operating Partnership for redemption and acquired by the Company for shares of Common Stock. The total number of shares outstanding used in calculating this percentage assumes that none of the Common Units held by other persons are presented to the Operating Partnership for redemption and acquired by the Company for shares of Common Stock. Options to purchase shares of Common Stock that are exercisable within 60 days of December 31, 2000 are deemed outstanding for computing the ownership of each director or executive officer as a percentage of the total number of shares outstanding, but are not deemed outstanding for computing the percentage of any other person.

 (3) Assumes that all Common Units held by the person are presented to the Operating Partnership for redemption and acquired by the Company for shares of Common Stock. The total number of shares of Common Stock and Common Units used in calculating this percentage assumes that all of the Common Units outstanding held by persons other than the Company are presented to the Operating Partnership for redemption and acquired by the Company for shares of Common Stock. The Common Units held by the Company are not included for purposes of this calculation. As of December 31, 2000, there were 4,383,575 Common Units outstanding held by persons other than the Company. Options to purchase shares of Common Stock that are exercisable within 60 days of December 31, 2000 are deemed outstanding for computing the ownership of each director or executive officer as a percentage of the total number of shares and Common Units outstanding, but are not deemed outstanding for computing the percentage of any other person.

 (4) The indicated ownership includes 620,313 Common Units, 70,000 shares of Common Stock subject to stock options exercisable within 60 days, 2,061 shares of restricted stock awarded under the 1994 Stock Plan that vest in two equal annual installments beginning in January 2000, 782 shares of restricted stock awarded under the 1994 Stock Plan that vest in two equal annual installments beginning in January 2001, and 156,984 shares of Common Stock owned by certain related family trusts and 85,280 shares of Common Stock owned by a related family foundation, with respect to which 242,264 shares of Common Stock Mr. McGuire disclaims beneficial ownership.

 (5) The indicated ownership includes 596,045 Common Units, 100,000 shares of Common Stock subject to stock options exercisable within 60 days, 4,122 shares of restricted stock awarded under the 1994 Stock Plan that vest in two equal annual installments beginning in January 2000, 1,564 shares of restricted stock awarded under the 1994 Stock Plan that vest in two equal annual installments beginning in January 2001, and 39,535 shares of Common Stock owned by Mr. Paulsen's spouse, 97,862 shares of Common Stock owned by certain related family trusts and 75,000 shares of common stock owned by a related family foundation, with respect to which 212,397 shares of Common Stock Mr. Paulsen disclaims beneficial ownership.

 (6) The indicated ownership includes 165,000 shares of Common Stock subject to stock options exercisable within 60 days and 1,460 shares of restricted stock awarded under the 1994 Stock Plan that vest in two equal annual installments beginning in January 2001.

 (7) The indicated ownership includes 78,000 shares of Common Stock subject to stock options exercisable within 60 days and 7,908 shares of restricted stock awarded under the 1994 Stock Plan that vest in four equal annual installments beginning in January 1998.

 (8) The indicated ownership includes 50,000 shares of Common Stock subject to stock options exercisable within 60 days.

 (9) The indicated ownership includes 36,963 shares of Common Stock subject to stock options exercisable within 60 days and 1,000 shares of restricted stock awarded under the 1994 Stock Plan that vest in four equal annual installments beginning in January 1998.

(10) The indicated ownership includes 5,000 shares of Common Stock subject to stock options exercisable within 60 days.

(11) The indicated ownership includes 18,000 shares of Common Stock subject to stock options exercisable within 60 days.

(12) The indicated ownership includes 1,000 shares of Common Stock held jointly by Mr. Hance and his spouse, and 18,000 shares of Common Stock subject to stock options exercisable within 60 days.

(13) The indicated ownership includes 1,216,358 Common Units and 558,963 shares of Common Stock subject to stock options exercisable within 60 days.

(14) The information regarding Morgan Stanley Dean Witter & Co. ("Morgan Stanley") is based upon a Schedule 13G filed with the SEC on February 12, 2001 reporting beneficial ownership as of December 31, 2000. Morgan Stanley, an investment advisor, has shared voting power over 1,827,289 shares of Common Stock and shared dispositive power over 1,907,299 shares of Common Stock. Morgan Stanley's principal business address is 1585 Broadway, New York, NY 10036.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT

     As discussed above, Messrs. Hance and Schwab serve as officers and directors of lending institutions that have provided financing and related services to the Company. Mr. Hance is Vice Chairman and Chief Financial Officer of Bank of America and Mr. Schwab is a member of the Board of Directors of First Union. Both Bank of America and First Union provided the Company with credit enhancements on certain of its communities financed with tax-exempt bonds and are both members of a group of banks that provide the Company's $225 million unsecured credit facility.

     The Company has entered into an employment agreement with Mr. McGuire with respect to his duties as Co-Chairman of the Board of Directors. The employment agreement continues until either party gives advance notice to the other terminating the employment relationship, which notice may be given for any or no reason. The employment agreement provides that Mr. McGuire's base salary will be reviewed on an annual basis by the Compensation Committee and may be increased or decreased, but not below $150,000 per year. Mr. McGuire also is entitled to participate in the Company's employee stock option plans and employee benefit plans and, based on criteria established by the Compensation Committee, the incentive compensation plans of the Company. During 2000, Mr. McGuire was paid a base salary of $157,068 and received a cash bonus of $75,000. In addition, Mr. McGuire has entered into both a noncompetition agreement and a severance agreement with the Company. These agreements contain substantially the same terms as the noncompetition and severance agreements of the Named Executive Officers described above under the headings "Compensation of Directors and Executive Officers -- Employment and Noncompetition Agreements" and
"-- Severance Agreements."

     During 2000, the Company paid a broker (the "Broker") approximately $104,000 in leasing commissions in connection with commercial leases at one of the Company's properties known as Summit Grandview. Of these commissions, approximately $64,000 was paid by the Broker to McGuire Properties as a co-broker. Mr. McGuire owns 100% of McGuire Properties and acts as a consultant to the Broker. The Broker is no longer the leasing agent for Summit Grandview and no further commissions are expected to be paid in connection with this relationship.

LOANS TO OFFICERS AND EMPLOYEES

     The Board of Directors of the Company, including the Compensation Committee thereof, believes that ownership of the Company's Common Stock by executive officers and certain other qualified employees of the Company and its subsidiaries aligns the interests of such officers and employees with the interests of the stockholders of the Company. To further such goal of aligning the interests of such officers and employees with the interests of the stockholders of the Company, the Board of Directors on September 8, 1997 approved and the Company instituted a loan program. The Board of Directors has amended the terms of the loan program from time to time since its inception. Currently, the Company may lend amounts to or on behalf of certain of the Company's executive officers and key employees (hereinafter, a "Loan") for one or more of the following purposes: (i) to finance the purchase of Common Stock on the open market at then-current market prices; (ii) to finance an employee's payment of the exercise price of one or more stock options to purchase shares of Common Stock granted to such employee under the 1994 Stock Plan; or (iii) to finance the annual tax liability or other expenses of an executive officer related to the vesting of shares of Common Stock which constitute a portion of a restricted stock award granted to such executive officer under the 1994 Stock Plan.

     At no time may the maximum aggregate outstanding balance of loans to an executive officer exceed $500,000 (unless such limit is otherwise waived by the Board of Directors or the Compensation Committee thereof), and at no time may the maximum aggregate outstanding balance of loans to a qualified employee exceed $200,000 (unless similarly waived). The Board of Directors has chosen to increase such limit for certain individuals. As of March 1, 2001, the limits were $500,000, $1,000,000, $3,000,000, $1,750,000, $950,000 and $950,000 for Messrs. McGuire, Paulsen, LeBlanc, Schwarz, Kilroy and Ell, respectively. As of March 1, 2001, Loans had been extended to Mr. McGuire and each of the Named Executive Officers for the purpose of financing the purchase of Common Stock or the payment of the annual tax liability related to the vesting of shares of Common Stock which constitute a portion of a restricted stock award.

     The relevant executive or employee shall execute a Promissory Note and Security Agreement (the "Note") related to each Loan made by the Company. Each Note will bear interest at the applicable federal rate, as established by the Internal Revenue Service, in effect on the date of the Note and such rate shall be fixed and the Note shall become due and payable in full no later than the tenth anniversary of the Note (the "Maturity Date"). Shares of Common Stock, which are the subject of a Loan, serve as collateral (the "Collateral Stock") for the Note until such time as the Note has been paid in full. Until the Maturity Date, the employee to whom a Loan has been extended will only be required to repay such Loan through the application to the outstanding Loan balance of all dividends and distributions related to the Collateral Stock, first to interest, and the remainder, if any, to outstanding principal. Unless otherwise determined by the Board of Directors or the Compensation Committee, Loans made by the Company after December 31, 1999 will be full recourse against the executive officer or employee. All of the outstanding Loans extended by the Company after December 31, 1999 are full recourse against the executive officer or employee. Certain Loans extended by the Company to executive officers prior to December 31, 1999 were originally less than full recourse. These loans were subsequently amended to provide for full recourse against the applicable executive officers.

     From the inception of the loan program through March 1, 2001, the Company has extended Loans totaling $15,019,771 to its executive officers and employees, including Loans with the aggregate original principal amounts of $499,814, $999,995, $2,961,060, $1,676,846, $949,820 and $964,590 which were extended to
Messrs. McGuire, Paulsen, LeBlanc, Schwarz, Kilroy and Ell, respectively. At no time did the aggregate outstanding balances of these Loans exceed the individual loan maximums set forth above.

     - Loans to Messrs. McGuire and Paulsen in the original principal amounts of $499,814 and $999,995, respectively, bear interest at 6.21% per year (made in January 2000).

     - Loans to Mr. LeBlanc in the original principal amount of (i) $960,578 bear interest at 5.57% per year (made in August 1998), (ii) $1,000,487 bear interest at 4.71% per year (made in February 1999), and (iii) $999,995 bear interest at 6.21% per year (made in January 2000).

     - Loans to Mr. Schwarz in the original principal amount of (i) $404,044 bear interest at 6.13% per year (made in January 1998), (ii) $55,838 bear interest at 5.68% per year (made in July 1998), (iii) $17,425 bear interest at 5.56% per year (made in August 1998), (iv) $450,004 bear interest at 4.71% per year (made in February 1999), (v) $499,969 bear interest at 6.21% per year (made in January 2000), (vi) $57,750 bear interest at 6.40% per year (made in May 2000), (vii) $99,973 bear interest at 6.33% per year (made in August 2000) and (viii) $91,843 bear interest at 6.01% per year (made in November 2000).

     - Loans to Mr. Kilroy in the original principal amount of (i) $749,897 bear interest at 6.40% per year (made in May 2000) and (ii) $199,923 bear interest at 6.33% per year (made in August 2000).

     - Loans to Mr. Ell in the original principal amount of (i) $50,000 bear interest at 5.98% per year (made in April 1998), (ii) $50,000 bear interest at 4.64% per year (made in January 1999), (iii) $8,000 bear interest at 6.30% per year (made in January 2000), (iv) $125,354 bear interest at 6.21% per year (made in January 2000), (v) $125,045 bear interest at 6.40% per year (made in May 2000), (vi) $499,160 bear interest at 6.01% per year (made in November 2000) and (vii) $107,031 bear interest at 5.07% per year (made in February 2001).

                                 OTHER MATTERS

INDEPENDENT AUDITORS

     The accounting firm of Deloitte & Touche LLP has served as the Company's and its predecessors' independent auditors since August 15, 1993. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

SOLICITATION OF PROXIES

     The cost of solicitation of proxies in the form enclosed herewith will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

STOCKHOLDER PROPOSALS

     Stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the Company's proxy statement and form of proxy for the 2002 annual meeting of stockholders must be received in writing by the Company by November 19, 2001. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposals should be mailed to:
Summit Properties Inc., 309 East Morehead, Suite 200, Charlotte, NC 28202, Attn:
Secretary.

     Stockholder proposals to be presented at the 2002 annual meeting of stockholders, other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8, must be received in writing by the Company not earlier than January 8, 2002 nor later than February 7, 2002, unless the 2002 annual meeting of stockholders is scheduled to take place on or before March 8, 2002. The Company's Bylaws provide that any stockholder wishing to nominate a director or have a stockholder proposal, other than a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8, considered at an annual meeting must provide written notice of such nomination or proposal and appropriate supporting documentation, as set forth in the Bylaws, to the Company not less than 90 days nor more than 120 days prior to the anniversary of the immediately preceding annual meeting of stockholders (the "Anniversary Date"); provided, however, that in the event that the annual meeting is scheduled to be held more than 60 calendar days prior to the Anniversary Date, such nominations or proposals must be delivered to the Company not earlier than 120 days or later than 90 days prior to the earlier date or, if later, the tenth day following the date on which public announcement of the date of such meeting is first made. Notwithstanding the foregoing, in the event the number of directors of the Company is increased and there is no public announcement made by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least 70 days prior to the Anniversary Date, stockholder nominations for such directors may be delivered to the Company not later than the tenth day following the date on which such public announcement is first made by the Company. Proposals must also comply with the other requirements contained in the Company's Bylaws, including supporting documentation and other information. Proxies solicited by the Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority. Any such proposals should be mailed to: Summit Properties Inc., 309 East Morehead Street, Suite 200, Charlotte, NC 28202, Attn: Secretary.

OTHER MATTERS

     The Board of Directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

     REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.

                                   APPENDIX A

                         CHARTER OF THE AUDIT COMMITTEE

INTRODUCTION

     The Audit Committee (the "Committee") of the Board of Directors (the "Board") of Summit Properties Inc. (the "Company") has been established to oversee on behalf of the Board management's and the independent auditors' participation in the Company's financial reporting process, to serve as a liaison between the Board and the Company's independent auditors, and to promote and preserve the integrity of the Company's financial statements and the independence of the Company's independent auditors.

MEMBERS

     Members of the Committee will be appointed from the Board of Directors to serve at the pleasure of the Board. The Board shall designate one member of the Committee to be Chairman of the Committee. The following provisions of this charter regarding the composition of the Committee shall be subject in all cases to the applicable rules of the New York Stock Exchange.

     All members of the Committee will be independent directors (i.e., have no relationship to the Company that may interfere with the exercise of their independence from management and the Company). The definition of an independent director prohibits, among other things: (a) A director being employed by (or being a non-employee executive officer of) the Company or any of its affiliates for the current year or any of the past three years. (b) A director being a member of the immediate family of an individual who is, or has been in any of the past three years, an executive officer of the Company or any of its affiliates. (c) Unless the Board of Directors determines in its business judgment that the relationship does not interfere with the director's exercise of independent judgment, a director being a partner in, or a controlling shareholder or an executive officer of, any organization that has a business relationship with the Company in any of the past three years or having a direct business relationship with the Company in the past three years. (d) A director being employed as an executive of another corporation where any of the Company's executives serves on that corporation's compensation committee. Notwithstanding the requirements of clauses (a) and (b) above, one director who is no longer an employee or who is an immediate family member of a former executive officer of the Company or any of its affiliates, but is not considered independent due to the three-year restriction period set forth above, may be appointed, under exceptional and limited circumstances, to the Committee if the Board determines in its business judgment that membership on the Committee is required by the best interests of the Company and its stockholders and the Company discloses, in its next annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for the determination.

     The Committee will be composed of a minimum of three directors. Each such director must be financially literate or become financially literate within a reasonable amount of time after his appointment to the Committee. At least one member of the Committee must have accounting or related financial management expertise.

FUNCTIONS

  Introduction:

     - The Committee will act for the Board in overseeing the integrity of the Company's internal financial reporting controls, audit process and financial reporting. In performing this oversight function, the Committee will have direct access to the Company's Chief Executive Officer, Chief Financial Officer, independent auditors and outside counsel. In addition, the Committee may meet with other members of management and employees of the Company when in the judgment of the Committee such meetings are warranted.

  Matters Relating to Selection, Performance and Independence of Independent
Auditors:

     - The Committee will meet periodically with the independent auditors and will review and assess the performance of the independent auditors. It will make recommendations to the full Board annually as to the appointment of independent auditors and will, in appropriate circumstances, review any proposed non-audit services provided by the independent auditors. The Committee will consider the possible effect of providing such services on the independent auditors' independence and will review the range of fees of the independent auditors for both audit and non-audit services, having responsibility for approving the terms of the independent auditors' engagement.

     - The Committee will instruct the independent auditors of the independent auditors' ultimate accountability to the Board and the Committee.

     - The Committee will request that the independent auditors provide the Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, as may be modified or supplemented, require that the independent auditors submit to the Committee on a periodic basis a formal written statement delineating all relationships between the independent auditors and the Company, discuss with the independent auditors any disclosed relationships or services that may impact the objectivity and independence of the independent auditors, and based on such discussion, take or recommend that the Board take appropriate action in response to the independent auditors' report to satisfy itself of the independent auditors' independence.

  Audited Financial Statements and Annual Audit:

     - The Committee will review and discuss with the independent auditors and members of management: (1) the overall audit plan and the scope and results of the annual audit; (2) the Company's annual audited financial statements, including any significant financial reporting issues that have arisen in connection with the preparation of such audited financial statements; (3) the Company's internal financial reporting controls that could significantly affect the integrity of the Company's financial statements and the adequacy of such controls; and (4) major changes in and other questions regarding accounting and auditing principles and procedures.

     - The Committee will discuss with the independent auditors such issues as may be brought to the Committee's attention by the independent auditors pursuant to Statement on Auditing Standards No. 61 ("SAS 61").

     - The Committee will make a recommendation to the Board as to whether the Company's audited financial statements should be included in the Company's Annual Report on Form 10-K based on the Committee's review and discussion: (1) with management of the audited financial statements of the Company; (2) with the independent auditors of the matters required to be discussed by SAS 61; and (3) with the independent auditors concerning the independent auditors' independence.

     - The Committee will prepare the report required by Item 306 of Regulation S-K of the Securities Exchange Act of 1934 (or any successor provision) to be included in the Company's annual proxy statement.

  Unaudited Quarterly Financial Statements:

     - The Committee will discuss with the independent auditors such issues as may be brought to the Committee's attention by the independent auditors pursuant to Statement on Auditing Standards No. 71.

  General:

     - The Committee may be requested by the Board to review or investigate on behalf of the Board activities of the Company or its employees, including compliance with laws, regulations or Company policies. The Committee is authorized to retain outside legal, accounting or other experts, advisors or professionals to render advice to the Committee, but will normally work through the Company's management and the independent auditors.

     - The Committee will perform such other oversight functions as the Board may request.

     - Notwithstanding the responsibilities and powers of the Committee set forth in this charter, the Committee does not have the responsibility of planning or conducting the audits of the Company's financial statements or determining whether or not the Company's financial statements are complete, accurate and in accordance with generally accepted accounting principles. Such responsibilities are the duty of management and, to the extent of the independent auditors' audit responsibilities, the independent auditors. It also is not the duty of the Committee to resolve disagreements, if any, between management and the independent auditors or to ensure compliance with laws, regulations or Company policies.

MEETINGS

     The Committee will meet periodically, generally four times a year, but as frequently as its members may deem appropriate to perform its functions. Meetings of the Committee may be in person or by telephone conference call and may consist in part of private meetings between the Committee and the independent auditors, and the Company's management, as appropriate. The Chairman of the Committee will endeavor to circulate an agenda or otherwise discuss with members of the Committee the matters to be reviewed in advance of the meeting, and the Chairman or any Secretary pro tem appointed by him will keep minutes of the meetings. The Committee also will report its findings and deliberations to the full Board at the next meeting of the Board following its meeting.

     In addition to the generalized reviews described above, matters for review at the Committee's separate meetings with the independent auditors should include:

     - limitations, if any, imposed by management on the scope of the audit and disagreements, if any, between the independent auditors and management in the preparation of the Company's financial statements;

     - any management letter provided to the independent auditors and the Company's response to that letter; and

     - how the independent auditors plan to handle their responsibilities under the Private Securities Litigation Reform Act of 1995.

REVIEW AND REASSESSMENT

     The Committee will review and reassess this charter for adequacy on an annual basis.

COMPENSATION

     Members of the Committee will be compensated for their services at the rate established from time to time by the Board and will receive reimbursement of their expenses.

AMENDMENTS

     The Board of Directors may amend this charter at any time.

EFFECTIVE DATE

     As of September 11, 2000.

                            - FOLD AND DETACH HERE -

     PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS OF SUMMIT PROPERTIES INC.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND
                     MAY BE REVOKED PRIOR TO ITS EXERCISE.

The undersigned hereby appoints Michael L. Schwarz and Michael G. Malone, and each of them acting separately, proxies, each with full power of substitution, for and in the name of the undersigned at the Annual Meeting of Stockholders of Summit Properties Inc. (the "Annual Meeting") to be held on Tuesday, May 8, 2001 and at any and all adjournments and postponements thereof, to vote all shares of the capital stock of Summit Properties Inc. held of record by the undersigned on February 27, 2001, as if the undersigned were present and voting shares. The undersigned hereby revokes any proxy previously given in connection with such meeting and acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and the 2000 Annual Report to Stockholders.

1. To elect two Class I directors to serve until the 2004 annual meeting of stockholders and until their respective successors are duly elected and qualified. Nominees:

        James H. Hance, Jr.       FOR [ ]                   WITHHELD [ ]
        Henry H. Fishkind         FOR [ ]                   WITHHELD [ ]

2. To consider and act upon any matters incidental to the foregoing or any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

                           (CONTINUED ON OTHER SIDE)

                            - FOLD AND DETACH HERE -

THE SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF ANY DIRECTION, THE SHARES WILL BE VOTED FOR EACH NOMINEE NAMED IN PROPOSAL 1 ABOVE AND IN ACCORDANCE WITH THE PROXIES' DISCRETION ON SUCH OTHER BUSINESS THAT MAY PROPERLY BE BROUGHT BEFORE THE ANNUAL MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

DATED                           , 2001
      --------------------------

                                              ----------------------------------
                                                         (Signature)

                                              ----------------------------------
                                                 (Signature if held jointly)

                                              (Please date this Proxy and sign
                                              exactly as your name appears
                                              hereon. When signing as attorney,
                                              executor, administrator, trustee
                                              or guardian, please give your full
                                              title. If there is more than one
                                              trustee, all should sign. All
                                              joint owners should sign.)

                                              I PLAN TO ATTEND THE MEETING [ ]